Exhibit 99.1

Contacts:

Rick Bierly	Anne Bowdidge
Chief Financial Officer	Sr. Director, Investor Relations
(415) 543-3470	(650) 218-6900

MEDIVATION REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

Reaffirms Full-Year 2015 Non-GAAP Collaboration Revenue and Operating Expense Guidance

First Quarter GAAP Collaboration Revenue $129.2 Million (+48% vs. Prior Year);

First Quarter GAAP Net Loss $3.1 Million, or $0.04 per Diluted Share

First Quarter Non-GAAP Collaboration Revenue $127.8 Million (+88% vs. Prior Year);

First Quarter Non-GAAP Net Income $13.4 Million, or $0.17 per Diluted Share

Conference Call Today at 4:30 p.m. Eastern Time

San Francisco, CA – May 7, 2015 – Medivation, Inc. (Nasdaq: MDVN) today reported its financial results for the first quarter ended March 31, 2015. U.S. net sales of XTANDI® (enzalutamide) capsules, as reported by Astellas Pharma Inc., were $224.0 million for the quarter (+80% vs. prior year). On its February 25, 2015 earnings call, Medivation stated its expectation that first quarter U.S. net sales may be at or below fourth quarter 2014 net sales of $230.2 million. First quarter U.S. net sales of $224.0 million were driven by an increase in underlying demand (low teens percent) offset by an anticipated higher gross-to-net rate as compared with fourth quarter net sales of $230.2 million, which included an increase in channel partner inventory of approximately one week.

Ex-U.S. net sales of XTANDI, as reported by Astellas, were approximately $133 million for the quarter (+161% vs. prior year). First quarter ex-U.S. net sales increased by 6% compared with fourth quarter 2014 net sales of approximately $126 million, and were adversely affected by approximately 9%, due to a strengthening of the U.S. dollar, against the euro and yen.

“We are pleased with the commercial performance of XTANDI during the quarter, which was in line with our expectations and consistent with our previous guidance,” said David Hung, M.D., president and chief executive officer of Medivation. “Looking ahead, we remain focused on creating additional shareholder value through the continued commercialization of XTANDI in mCRPC as well as the development of our proprietary programs which are focused, among other areas, in oncology and neurology.”

Medivation reported a GAAP net loss of $3.1 million, or $0.04 per diluted share, for the quarter ended March 31, 2015, compared with a GAAP net loss of $13.7 million, or $0.18 per diluted share, for the same period in 2014. Non-GAAP net income for the first quarter of 2015 was $13.4 million, or $0.17 per diluted share, compared with a Non-GAAP net loss of $4.1 million, or $0.05 per diluted share, for the same period in 2014.

Medivation’s collaboration revenue for the first quarter of 2015 was $129.2 million on a GAAP basis compared with $87.2 million for the same period in 2014 (+48% vs. prior year). Non-GAAP collaboration revenue, which excludes collaboration revenue related to upfront and milestone payments, was $127.8 million for the first quarter compared with $68.0 million for the same period in 2014 (+88% vs. prior year).

Medivation’s collaboration revenue consists of three components: collaboration revenue related to U.S. XTANDI net sales, collaboration revenue related to ex-U.S. XTANDI net sales, and collaboration revenue related to upfront and milestone payments.

•	Medivation’s collaboration revenue related to U.S. net sales of XTANDI for the first quarter of 2015 was $112.0 million compared with $62.2 million for the same period in 2014 (+80% vs. prior year).

•	Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI for the first quarter of 2015 was $15.8 million compared with $5.7 million for the same period in 2014 (+175% vs. prior year).

•	Medivation’s collaboration revenue related to upfront and milestone payments for the first quarter of 2015 was $1.4 million compared with $19.2 million for the same period in 2014 (-93% vs. prior year).

Operating expenses were $128.6 million for the quarter ended March 31, 2015 on a GAAP basis compared with $95.7 million for the same period in 2014. Non-GAAP operating expenses were $105.3 million for the quarter ended March 31, 2015 compared with $72.5 million for the same period in 2014.

Selling, general and administrative (SG&A) expenses for the first quarter of 2015 were $83.9 million on a GAAP basis compared with $49.7 million for the same period in 2014. Non-GAAP SG&A expenses for the first quarter of 2015 were $67.4 million, compared with $44.2 million for the same period in 2014. The increase in Non-GAAP SG&A expenses primarily relates to higher sales and marketing and medical affairs expenses, higher collaboration expense from Astellas and higher personnel-related costs (excluding stock-based compensation).

Research and development (R&D) expenses for the first quarter of 2015 were $44.7 million on a GAAP basis compared with $45.9 million for the same period in 2014. Non-GAAP R&D expenses for the first quarter of 2015 were $37.9 million, compared with $28.3 million for the same period in 2014. The increase in Non-GAAP R&D expenses primarily relates to higher MDV9300 costs and XTANDI clinical costs, higher pre-clinical expenses for other programs, and higher personnel-related costs (excluding stock-based compensation).

At March 31, 2015, cash and cash equivalents were $568.6 million, compared with $502.7 million at December 31, 2014.

Enzalutamide Development Program

•	Reported top-line results from the Phase 2 STRIVE trial in April 2015. The trial achieved its primary endpoint demonstrating a statistically significant increase in progression free survival (PFS) for patients with non-metastatic or metastatic castration-resistant prostate cancer (CRPC) for enzalutamide compared with bicalutamide (Hazard Ratio = 0.24; 95% Confidence Interval, 0.18-0.32; p < 0.0001). Median PFS was 19.4 months in the enzalutamide group compared with 5.7 months in the bicalutamide group. The median time on treatment in the STRIVE trial was 14.7 months in the enzalutamide group versus 8.4 months in the bicalutamide group. Serious adverse events were reported in 29.4% of enzalutamide-treated patients and 28.3% of bicalutamide-treated patients. Grade 3 or higher cardiac adverse events were reported in 5.1% of enzalutamide-treated patients versus 4.0% of bicalutamide-treated patients. One seizure was reported in the trial in the enzalutamide-treated group and none in the bicalutamide-treated group.

•	Reported top-line results from the Phase 2 TERRAIN trial in January 2015. The trial achieved its primary endpoint demonstrating a statistically significant increase in PFS for patients with metastatic CRPC for enzalutamide compared with bicalutamide (Hazard Ratio = 0.44; 95% Confidence Interval, 0.34-0.57; p < 0.0001). Median PFS was 15.7 months in the enzalutamide group compared with 5.8 months in the bicalutamide group. The median time on treatment in the TERRAIN trial was 11.7 months in the enzalutamide group versus 5.8 months in the bicalutamide group. Serious adverse events were reported in 31.1% of enzalutamide-treated patients and 23.3% of bicalutamide-treated patients. Grade 3 or higher cardiac adverse events were reported in 5.5% of enzalutamide-treated patients versus 2.1% of bicalutamide-treated patients. Two seizures were reported in the enzalutamide group and one in the bicalutamide group.

•	Presented additional results from the Phase 2 TERRAIN trial as well as an updated overall survival analysis from the placebo-controlled Phase 3 PREVAIL trial at the 2015 European Association of Urology Congress in March 2015.

•	Enrolled the first patient in the Phase 3 EMBARK trial in January 2015. The trial is intended to evaluate the efficacy and safety of enzalutamide alone or in combination with androgen deprivation therapy in approximately 1,860 patients with high-risk, hormone-sensitive, non-metastatic prostate cancer that has biochemically recurred (rising prostate-specific antigen, or [PSA] level) following definitive local therapy with radical prostatectomy and/or radiation. The primary endpoint of the trial is metastasis-free survival.

•	Completed enrollment in the Phase 2 trial evaluating enzalutamide in combination with exemestane in women with advanced breast cancer that is estrogen receptor positive (ER+) or progesterone receptor positive (PgR+) and human epidermal growth factor receptor 2 (HER2) normal in March 2015. The trial will assess 247 patients in two parallel cohorts. The first cohort will enroll patients who have not previously received hormonal treatment for advanced breast cancer. The second cohort will enroll patients who have previously progressed following one hormonal treatment for advanced disease. The primary endpoint of the trial is PFS in all patients and in the subset of patients whose tumor expresses the androgen receptor.

MEDIVATlON, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$568,636	$502,677
Receivable from collaboration partner	126,613	184,737
Deferred income tax assets	20,035	21,987
Prepaid expenses and other current assets	12,821	12,264
Restricted cash	930	203

Total current assets	729,035	721,868

Property and equipment, net	42,031	41,161
Intangible assets	101,000	101,000
Deferred income tax assets, non-current	18,531	15,176
Restricted cash, net of current portion	12,409	11,562
Goodwill	10,000	10,000
Other non-current assets	11,845	10,852

Total assets	$924,851	$911,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$91,965	$106,132
Contingent consideration	10,000	10,000
Deferred revenue	1,411	2,822
Current portion of build-to-suit lease obligation	469	698

Total current liabilities	103,845	119,652

Convertible Notes, net of unamortized discount of $32,993 and $36,598 at March 31, 2015 and December 31, 2014, respectively	225,007	222,140
Contingent consideration	100,000	96,000
Build-to-suit lease obligation, excluding current portion	19,240	18,711
Other non-current liabilities	5,705	5,817

Total liabilities	453,797	462,320

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 170,000,000 shares authorized; 78,621,483 and 78,117,227 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	786	781
Additional paid-in capital	531,095	506,227
Accumulated deficit	(60,827)	(57,709)

Total stockholders’ equity	471,054	449,299

Total liabilities and stockholders’ equity	$924,851	$911,619

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Collaboration revenue	$129,188	$87,189
Operating expenses:
Research and development expenses	44,676	45,919
Selling, general and administrative expenses	83,939	49,735

Total operating expenses	128,615	95,654

Income (loss) from operations	573	(8,465)
Other income (expense), net:
Interest expense	(5,608)	(5,230)
Interest income	11	9
Other income (expense), net	126	(38)

Total other income (expense), net	(5,471)	(5,259)

Loss before income tax benefit	(4,898)	(13,724)
Income tax benefit	1,780	59

Net loss	$(3,118)	$(13,665)

Basic and diluted net loss per common share	$(0.04)	$(0.18)

Weighted average common shares used in the calculation of basic and diluted net loss per common share	78,318	76,245

Full Year 2015 Financial Guidance

Year Ending December 31, 2015
U.S. Net Sales of XTANDI	$1.050 to $1.125 billion (1)
Non-GAAP Collaboration Revenue	$600 to $650 million (2)
Non-GAAP Operating Expenses	$410 to $450 million (3)
Non-GAAP R&D Expenses	$180 to $200 million (4)
Non-GAAP SG&A Expenses	$230 to $250 million (5)
Non-GAAP Interest Expense	$5 million (6)
Non-GAAP Tax Rate (7)	36-37%

(1)	U.S. net sales of XTANDI, as reported by Astellas, are expected to range between $1.050 billion and $1.125 billion in 2015. This represents Medivation’s projection of U.S. net sales.

(2)	Non-GAAP collaboration revenue is expected to range between $600 and $650 million. This measure includes (i) Medivation’s 50% share of collaboration revenue that is related to U.S. net sales of XTANDI and (ii) Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI, in the form of a royalty payment earned from Astellas. Non-GAAP collaboration revenue excludes collaboration revenue of $2.8 million related to amortization of the upfront payments that we currently expect to recognize in 2015 and up to $245 million of remaining milestone related payments that we may earn in 2015 from Astellas.

(3)	Non-GAAP operating expenses, net of cost-sharing payments to/from Astellas, are expected to range between $410 and $450 million. Non-GAAP operating expenses exclude non-cash, stock-based compensation expense, milestone-related payments to a third party associated with milestone revenues earned which are excluded from non-GAAP collaboration revenues and any change in fair value of contingent purchase consideration.

(4)	Non-GAAP R&D expenses excludes approximately $23-$26 million of stock-based compensation expense and any change in fair value of contingent purchase consideration.

(5)	Non-GAAP SG&A expenses excludes approximately $30-$33 million of stock-based compensation expense, potential payments of up to approximately $25 million, due to third party associated with milestone revenues earned which are excluded from Non-GAAP collaboration revenues and any change in fair value of contingent purchase consideration.

(6)	Non-GAAP interest expense is expected to be approximately $5 million and represents only the cash portion of the interest expense associated with the Convertible Notes.

(7)	The 2015 GAAP and Non-GAAP tax rate is expected to be 36-37%, excluding any benefit for the federal R&D credit, which expired at December 31, 2014. The R&D credit, if renewed in 2015, would reduce the expected tax rates by 1-2%.

MEDIVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Collaboration revenue reconciliation:
GAAP collaboration revenue	$129,188	$87,189
Milestone-related payments from Astellas (a)	(1,411)	(19,233)

Non-GAAP collaboration revenue	$127,777	$67,956

Research and development expenses reconciliation:
GAAP research and development expenses	$44,676	$45,919
Stock-based compensation expense (b)	(5,811)	(4,122)
Contingent consideration expense (c)	(1,000)	—
Milestone-related payments to third party (d)	—	(1,500)
License payments to third party (d)	—	(12,000)

Non-GAAP research and development expenses	$37,865	$28,297

Selling, general, and administrative expenses reconciliation:
GAAP selling, general, and administrative expenses	$83,939	$49,735
Stock-based compensation expense (b)	(7,561)	(5,539)
Milestone-related payments to third party (d)	(5,949)	—
Contingent consideration expense (c)	(3,000)	—

Non-GAAP selling, general, and administrative expenses	$67,429	$44,196

Interest expense reconciliation:
GAAP interest expense	$5,608	$5,230
Non-cash interest expense (e)	(3,910)	(3,532)

Non-GAAP interest expense	$1,698	$1,698

Income tax expense (benefit) reconciliation:
GAAP income tax benefit	$(1,780)	$(59)
Income tax effect of non-GAAP adjustments (f)	9,295	2,629
Change in valuation allowance (f)	—	(4,778)

Non-GAAP income tax expense (benefit)	$7,515	$(2,208)

Net income reconciliation :
GAAP net loss	$(3,118)	$(13,665)
Milestone-related payments from Astellas (a)	(1,411)	(19,233)
Stock-based compensation expense to (b)	13,372	9,661
Milestone-related payments to third party (d)	5,949	1,500
Contingent consideration expense (c)	4,000	—
Non-cash interest expense (e)	3,910	3,532
License payments to third party (d)	—	12,000
Income tax adjustments (f)	(9,295)	2,149

Non-GAAP net income (loss)	$13,407	$(4,056)

Diluted net income (loss) per share reconciliation:
GAAP net loss	$(3,118)	$(13,665)
Non-GAAP adjustments after tax	16,525	9,609

Non-GAAP net income (loss)	$13,407	$(4,056)

Non-GAAP diluted net income (loss) per share	$0.17	$(0.05)

MEDIVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Shares used in per share calculation (diluted):
GAAP shares used in per share calculation (diluted)	78,318	76,245
Dilutive effect of common stock equivalents (g)	2,731	—

Non-GAAP shares used in per share calculation (diluted)	81,049	76,245

Non-GAAP adjustment summary:
Collaboration revenue	$(1,411)	$(19,233)
Research and development expenses	6,811	17,622
Selling, general and administrative expenses	16,510	5,539
Interest expense	3,910	3,532

Total non-GAAP adjustments before tax	25,820	7,460
Income tax effect	(9,295)	2,149

Total non-GAAP adjustments after tax	$16,525	$9,609

(a)	Upfront and milestone payments from Astellas: Upfront and milestone payments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward; such exclusion allows for better representation of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.

(b)	Stock-based compensation expense: Stock-based compensation expense is excluded from non-GAAP financial measures because of the nature of this charge, varying available valuation methodologies, subjective assumptions and the variety of award types; such exclusion facilitates comparison of Medivation’s operating results to peer companies.

(c)	Contingent consideration expense: The effects of contingent consideration expense are excluded from non-GAAP financial measures; due to the nature of this charge, which is related to the change in fair value of the liability for contingent consideration related to our License Agreement with CureTech, Inc.; such exclusion facilitate comparisons of Medivation’s operating results to peer companies.

(d)	Milestone-related payments to third party and other adjustments: These payments and adjustments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward; such exclusion allows for better representation of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.

(e)	Non-cash interest expense related to the Convertible Notes: The effects of imputed interest related to the Convertible Notes are excluded because this expense is non-cash amortization; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.

(f)	Income tax expense: Adjustments to income tax expense for non-GAAP financial measures consist of the income tax effect of the non-GAAP adjustments and changes in valuation allowance.

(g)	Shares used in per share calculation (diluted): In periods in which Medivation reports a GAAP net loss, all common stock equivalents are deemed anti-dilutive and basic and diluted weighted average shares are equal. Because Medivation had non-GAAP net income for the three months ended March 31, 2015, the dilutive effect of common stock equivalents is included in the diluted net income per share calculation for that period.

Non-GAAP Financial Measures

To supplement Medivation’s financial results presented on a U.S. GAAP basis, Medivation uses certain non-GAAP financial measures as shown in the tables above. Medivation believes that these non-GAAP financial measures are helpful in understanding Medivation’s past financial performance and potential future financial results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures, and they should be read in conjunction with Medivation’s consolidated financial statements prepared in accordance with U.S. GAAP. Medivation’s management uses these non-GAAP financial measures for planning, budgeting, forecasting and performance measurement, to assess historical operating performance and make financial and operational business decisions, and also to provide forecasts and financial guidance to investors on this basis. In addition, Medivation believes that the presentation of these non-GAAP financial measures is useful to investors because it enhances the ability of investors to compare Medivation’s financial results period over period and allows for greater transparency with respect to key financial metrics Medivation uses in making operating decisions, and also because Medivation’s investors and analysts regularly use them to model or track Medivation’s financial performance. Medivation believes that the non-GAAP financial measures provide investors with a meaningful understanding of its historical and potential future financial results because they exclude certain non-cash charges such as stock-based compensation which is substantially dependent on changes in the market price of Medivation’s common stock and the timing of equity awards, change in fair value of contingent purchase consideration and revenues and expenses that occur at irregular intervals, such as milestone payments earned from collaboration partners and related payments to licensors of technology. Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with Medivation’s results of operations as determined in accordance with U.S. GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. In addition, from time-to-time in the future there may be other items that Medivation may exclude for the purposes of its non-GAAP financial measures; likewise, Medivation may in the future cease to exclude items that Medivation has historically excluded for the purpose of Medivation’s non-GAAP financial measures. Medivation’s non-GAAP financial measures may not be comparable with non-GAAP financial measures provided by other companies.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on Medivation’s website for a limited time following the live event.

About Medivation Inc.

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com.

Forward-Looking Statements

Certain of the statements in this press release, including those under the caption “Full Year 2015 Financial Guidance” are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected or included in Medivation’s guidance, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; including with respect to MDV9300, Medivation’s dependence on the efforts of and funding by Astellas for the development, manufacturing and commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended March 31, 2015, which is expected to be filed on May 7, 2015. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Enzalutamide Mechanism of Action

Enzalutamide is an androgen receptor inhibitor that acts on three different steps in the androgen receptor signaling pathway.

About XTANDI® (enzalutamide) capsules

XTANDI is approved by the U.S. Food and Drug Administration for the treatment of patients with metastatic castration-resistant prostate cancer.

Important Safety Information

Contraindications: XTANDI (enzalutamide) capsules can cause fetal harm when administered to a pregnant woman based on its mechanism of action and findings in animals. XTANDI is not indicated for use in women. XTANDI is contraindicated in women who are or may become pregnant.

Warnings and Precautions: In Study 1, conducted in patients with metastatic castration-resistant prostate cancer (CRPC) who previously received docetaxel, seizure occurred in 0.9% of patients who were treated with XTANDI and 0% treated with placebo. In Study 2, conducted in patients with chemotherapy-naïve metastatic CRPC, seizure occurred in 0.1% of patients who were treated with XTANDI and 0.1% treated with placebo. Patients experiencing a seizure were permanently discontinued from therapy and all seizure events resolved. There is no clinical trial experience re-administering XTANDI to patients who experienced a seizure, and limited clinical trial experience in patients with predisposing factors for seizure. Study 1 excluded the use of concomitant medications that may lower threshold, whereas Study 2 permitted the use of these medications. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity during which sudden loss of consciousness could cause serious harm to themselves or others. Permanently discontinue XTANDI in patients who develop a seizure during treatment.

Adverse Reactions: The most common adverse reactions (≥ 10%) reported from the two combined clinical trials that occurred more commonly (≥ 2% over placebo) in the XTANDI-treated patients were asthenia/fatigue, back pain, decreased appetite, constipation, arthralgia, diarrhea, hot flush, upper respiratory tract infection, peripheral edema, dyspnea, musculoskeletal pain, weight decreased, headache, hypertension, and dizziness/vertigo.

Other Adverse Reactions include:

• Laboratory Abnormalities: In the two studies, Grade 1-4 neutropenia occurred in 15% of patients treated with XTANDI (1% Grade 3-4) and in 6% of patients treated with placebo (0.5% Grade 3-4). The incidence of Grade 1-4 thrombocytopenia was 6% of patients treated with XTANDI (0.3% Grade 3-4) and 5% of patients on placebo (0.5% Grade 3-4). Grade 1-4 elevations in ALT occurred in 10% of patients treated with XTANDI (0.2% Grade 3-4) and 16% of patients treated with placebo (0.2% Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of patients treated with XTANDI (0.1% Grade 3-4) and 2% of patients treated with placebo (no Grade 3-4).

• Infections: In Study 1, 1% of XTANDI versus 0.3% of placebo patients and in Study 2, 1 patient in each treatment group (0.1%) had an infection resulting in death.

• Falls: In the two studies, falls including fall-related injuries occurred in 9% of XTANDI patients vs 4% treated with placebo. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients and included non-pathologic fractures, joint injuries, and hematomas.

• Hypertension: In the two studies, hypertension was reported in 11% of patients receiving XTANDI and 4% of patients receiving placebo. No patients experienced hypertensive crisis. Medical history of hypertension was balanced between arms. Hypertension led to study discontinuation in < 1% of XTANDI or placebo treated patients.

Drug Interactions:

• Effect of Other Drugs on XTANDI - Administration of strong CYP2C8 inhibitors can increase the plasma exposure to XTANDI. Co-administration of XTANDI with strong CYP2C8 inhibitors should be avoided if possible. If co-administration of XTANDI cannot be avoided, reduce the dose of XTANDI. Co-administration of XTANDI with strong or moderate CYP3A4 and CYP2C8 inducers may alter the plasma exposure of XTANDI and should be avoided if possible.

• Effect of XTANDI on Other Drugs - XTANDI is a strong CYP3A4 inducer and a moderate CYP2C9 and CYP2C19 inducer in humans. Avoid CYP3A4, CYP2C9 and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

For Full Prescribing Information for XTANDI (enzalutamide) capsules, please visit www.XtandiHCP.com/PI.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.